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Exhibit 23.2

The Board of Directors
First Mariner Bancorp:

        We consent to the use of our report dated January 28, 2000, with respect to the consolidated statements of operations, stockholders' equity and cash flows of First Mariner Bancorp and subsidiaries for the year ended December 31, 1999 included in the 2001 Annual Report on Form 10-K.

KPMG LLP

Baltimore, Maryland
March 27, 2002

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  Exhibit 23.2